March 29, 2011

Office of the Chief Accountant

SECPS Letter File

Mail Stop 9-5

Securities and Exchange Commission

450 Fifth Street, NW

Washington, DC 20549

Re:

Portlogic Systems Inc.

File No. 333-151434

We have read the statements that we understand Portlogic Systems Inc. will include under Item 4.01 of the Form 8-K report it will file regarding the recent change of auditors. We agree with such statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

MSCM LLP

/s/ MSCM LLP

James Molyneux